WRITTEN CONSENT OF DIRECTOR TO CORPORATE ACTION WITHOUT MEETING

The undersigned, Thomas Krucker, is a member of the Board of Directors of Elast Technologies, Inc. a Nevada corporation, and, by his signature below, hereby ratifies and adopts the following resolutions and consents to the following action of this corporation.

RESOLVED, that the Board of Directors of this corporation has determined that is in the best interest of this corporation and its shareholders that Eduardo Jimenez be appointed as a member of the Board of Directors of this corporation until the next annual meeting of the stockholders of this corporation, to fill the vacancy caused by the resignation of Michael Davis.

RESOLVED, FURTHER, that Eduardo Jimenez be, and hereby is, appointed as a member of the Board of Directors of this corporation until the next annual meeting of the stockholders of this corporation, to fill the vacancy on the Board of Directors of this corporation caused by the resignation of Michael Davis.

RESOLVED, FURTHER, that the officers of this corporation be, hereby are, authorized, empowered and instructed to take whatever action is necessary or appropriate to carry out, perform and effectuate the intents and purposes of the foregoing resolutions.

THIS CONSENT is executed pursuant to the provisions of SEction 78.315 of the Nevada General Corporation Law and is to be filed with minutes of proceedings of the Board of Directors of this corporation.


Dated:  January 13, 2000                      /s/ THOMAS KRUCKER
                                              ------------------
                                                  Thomas Krucker